Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
ir@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation Closes $140 Million Term Loan

OAK BROOK, Ill. (September 5, 2008) – Inland Real Estate Corporation (NYSE: IRC) today announced that the Company has entered into a $140.0 million two-year unsecured term loan agreement with a lending group comprised of KeyBank, Bank of America, Wachovia, Wells Fargo and Charter One Bank.  Borrowings under the term loan will bear interest at a variable rate equal to 200 basis points over the 30-day LIBOR rate in effect at the time of borrowing.  The term loan has a scheduled maturity date of September 2, 2010.  The Company used net proceeds of borrowings under the term loan to retire its remaining 2008 secured maturities and to reduce the outstanding balance on its existing unsecured line of credit.

“We believe our continued access to capital through well-established lending relationships is a critical competitive advantage, particularly within a difficult economic environment,” said Mark E. Zalatoris, Inland Real Estate Corporation’s president and chief executive officer. “The

$140.0 million unsecured term loan, as well as the $155.0 million line of credit that we secured in April, have enabled the Company to maintain a strong financial position.  These financings should also provide enhanced flexibility to capitalize on new opportunities that may arise as a result of current marketplace conditions.”

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 146 neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet. Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically the Form 10K for the year ended December 31, 2007, for a more complete discussion of these risks and uncertainties. Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.